Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

October 31, 2019

Cocrystal Pharma, Inc.

19805 N. Creek Parkway

Bothell, Washington 98011

Attention: Mr. Gary Wilcox, Chief Executive Officer

Dear Mr. Wilcox:

You have requested our opinion with respect to certain matters in connection with the sale by Cocrystal Pharma, Inc., a Delaware corporation (the “Company”) of 4,058,824 shares (including 529,412 shares subject to the underwriter’s over-allotment option) (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on September 26, 2017 under the Securities Act of 1933 (the “Securities Act”), as amended by Amendment No. 1 filed with the Commission on October 5, 2017. The Registration Statement became effective on October 10, 2017. The Shares will be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated October 30, 2019 among the Company and Aegis Capital Corp.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to, (i) the Registration Statement; (ii) the Prospectus; (iii) the form of Underwriting Agreement, (iv) form of Common Stock Certificate of the Company; (v) the Company’s Certificate of Incorporation, as amended; (vi) the Company’s Bylaws; and (vii) certain resolutions of the Board of Directors of the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which will be incorporated by reference into the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on the date hereof and to the use of the name of our firm in the section of the Prospectus entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.